THE CLOROX COMPANY
AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AMENDMENT NO. 2

     Pursuant to Section 3.2 of The Clorox Company Supplemental Executive Retirement Plan (the “SERP”), the SERP is hereby amended as follows on September 11, 2012, and such amendments shall be effective both prospectively and retroactively:

1.	Section 2.3 of the SERP is hereby amended to add the following sentences as the penultimate sentences thereof:

“For calculating the benefit offset amounts, the following assumptions shall be used: (1) (a) for the offset for Company contributions under any Company sponsored Defined Benefit Plan under Section 2.3(a)(i) above, the interest rate shall be equal to the “Applicable Interest Rate” set forth in the definition of “GATT Factors” under the Defined Benefit Plan, and (b) for the offset for vested Company contribution accounts under any Company sponsored Defined Contribution Plan under Section 2.3(a)(ii) above, the interest rate shall be equal to the “Applicable Interest Rate” set forth in the definition of “GATT Factors” under the Defined Benefit Plan, reduced by 75 basis points, (2) any mortality assumptions shall be based on the “Applicable Mortality Table” set forth in the definition of “GATT Factors” under the Defined Benefit Plan, and (3) for amounts under a benefit plan or program described in Sections 2.3(a) or 2.3(b) above that are distributed prior to June 30, 2011, the offset associated with such amounts shall be calculated as of the date of distribution of such amounts. The Employee Benefits Committee shall have the full power and authority to amend these assumptions used to calculate the benefit offset amounts from time to time.”

2.	Section 2.10 of the SERP is hereby amended to add the following sentence to the end thereof:

“The portion of Section 2.3 that provides that offset amounts shall be determined as of June 30, 2011 for any Participant who is actively employed by the Company on June 30, 2011 shall not apply to any Participant who was disabled as of June 30, 2011.”

3.	The last sentence of Section 2.3 of the SERP is hereby amended to read as follows:

“Notwithstanding anything herein to the contrary, with respect to each Participant who is actively employed by the Company on June 30, 2011, the offset amounts described in clauses (a) and (b) above, including the calculation of the conversion of certain offset amounts from a lump sum to an annuity, shall be determined as of June 30, 2011 assuming, for purposes of such determinations, that each such Participant incurred a Separation from Service on June 30, 2011.”

Except as modified by this Amendment No. 2, the SERP shall remain unchanged and shall remain in full force and effect.